FRANKLIN NEW YORK TAX-FREE TRUST
                                  on behalf of
               FRANKLIN NEW YORK LIMITED-TERM TAX-FREE INCOME FUND

                          Preamble to Distribution Plan

      The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act") by Franklin New York Tax-Free Trust (the "Trust") for the use of the Class A shares of its series named Franklin New York Limited-Term Tax-Free Income Fund (the "Fund"), which Plan shall take effect on the date the shares of the Fund are first offered (the "Effective Date of the Plan"). The Plan has been approved by a majority of the Board of Trustees of the Trust (the "Board"), including a majority of the trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "independent trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

      In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Investment Management Agreement between the Trust on behalf of the Fund and Franklin Advisers, Inc. ("Advisers") and the terms of the Underwriting Agreement between the Trust on behalf of the Fund and Franklin/Templeton Distributors, Inc. ("Distributors"). The Board concluded that the compensation of Advisers, under the Investment Management Agreement, and of Distributors, under the Underwriting Agreement, was fair and not excessive; however, the Board also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Fund to Advisers, Distributors, or others or by Advisers or Distributors to others may be deemed to constitute distribution expenses of the Fund. Accordingly, the Board determined that the Plan should provide for such payments and that adoption of the Plan would be prudent and in the best interest of the Fund and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.


                                DISTRIBUTION PLAN

1. The Fund shall pay Distributors or others for all expenses incurred by Distributors or others in the promotion and distribution of the shares of the Fund, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a prorated portion of Distributors' overhead expenses attributable to the distribution of Fund shares, as well as any distribution or service fees paid to securities dealers or their firms or others who have executed a servicing agreement with the Trust on behalf of the Fund, Distributors or its affiliates, which form of agreement has been approved from time to time by the Board, including the independent trustees.

2. The maximum amount which may be paid by the Fund to Distributors or others pursuant to Paragraph 1 herein shall be 0.15% per annum of the average daily net assets of the Fund. Said payment shall be made quarterly by the Fund to Distributors or others.

3. In addition to the payments which the Fund is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Fund, Advisers, Distributors or other parties on behalf of the Fund, Advisers or Distributors make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of shares issued by the Fund within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to have been made pursuant to the Plan.

      In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to the Rules of Conduct of the National Association of Securities Dealers, Inc.

4. Distributors shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies reimbursed to it and to others under the Plan, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

5. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a vote of the Board, including the independent trustees, cast in person at a meeting called for the purpose of voting on the Plan.

6. The Plan, and any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Fund or by vote of a majority of the independent trustees, on not more than sixty (60) days' written notice, or by Distributors on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the Investment Management Agreement between the Trust on behalf of the Fund and Advisers.

7. The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 2 hereof without approval by a majority of the Fund's outstanding voting securities.

8. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by a vote of the independent trustees cast in person at a meeting called for the purpose of voting on any such amendment.

9. So long as the Plan is in effect, the selection and nomination of the Trust's independent trustees shall be committed to the discretion of such independent trustees.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust and Distributors as evidenced by their execution hereof.



FRANKLIN NEW YORK TAX-FREE TRUST
on behalf of Franklin New York Limited-Term Tax-Free Income Fund


By: ____________________________
      Karen L. Skidmore
Title:     Vice President & Secretary



FRANKLIN/TEMPLETON DISTRIBUTORS, INC.


By: ____________________________
      Peter D. Jones
Title:     President



Dated:   February 1, 2008